EXHIBIT 99.T3A.20

ARTICLES OF INCORPORATION
OF
FOR FUTURE USE VIII, INC.

The undersigned, an actual person over the age of twenty-one (21) years, hereby adopts the following Articles of Incorporation in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act.

FIRST:	The name of the corporation is FOR FUTURE USE VIII, INC.

SECOND:	The period of duration of the corporation is perpetual.

THIRD:	The corporation is organized for the following purposes:

(A) To merchandise, franchise, assign and/or sell rights and/or privileges on an exclusive or non-exclusive basis to trademarks, trade names, formulas, trade secrets, consultation services, advertising and various and sundry products, signs, materials and other things of value and any and all of the business which may be incidental, necessary and proper to the exercise of such purpose.

(B) To make, purchase or otherwise acquire, deal in and to carry out any contracts for or in relation to any of the foregoing business that may be necessary and lawful under the acts pursuant to which this corporation is organized.

(C) To have one or more offices to carry on all or any of its operations and business and without restriction carry on all operations of the business.

(D) To acquire the title and right, property, trade names and assets of any kind of person, firm, association or corporation engaged in a similar line of business, either wholly or partly, and pay for same in cash, stocks, bonds and debentures or other securities.

(E) To enter into general partnership agreements with another corporation or corporations, domestic or foreign, and/or with any individual, individuals or partnerships; or become a limited domestic or foreign partner with any corporation or corporations and/or any individual, individuals or partnership; and

(F) To do all acts permissible under the Arkansas Business Corporation Act, as amended from time to time.

FOURTH:	The aggregate number of shares for which the corporation shall have authority to issue is 1000 shares of common stock with a par value of One Dollar ($1.00) per share.

FIFTH:	The stockholders shall have the preemptive right to acquire additional or treasury shares of the corporation.

SIXTH:	Provisions for the regulation of the internal affairs of the corporation shall be set forth in the by-laws.

SEVENTH:

The address of the initial registered office of the corporation is 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201, and the name of its initial registered agent at such address is William P. Creasman.

EIGHTH:	The name and address of the incorporator is Edward Cullum, Attorney at Law, 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201.

DATED this 10 day of September, 1996.

Edward Cullum, Incorporator

STATE OF ARKANSAS

SECRETARY OF STATE

Sharon Priest
SECRETARY OF STATE

To All to Whom These Presents Shall Come, Greetings:

I, Sharon Priest, Secretary of State of Arkansas, do hereby certify that the following and hereto attached instrument of writing is a true and perfect copy of

CERTIFICATE OF AMENDMENT

OF

FOR FUTURE USE VIII, INC.

CHANGING NAME TO

TCBY OF KUWAIT, INC.

FILED IN THIS OFFICE:

March 29, 2000